EXHIBIT 99.1

NeuroMetrix, Inc. Announces Second Quarter 2009 Financial Results

WALTHAM, Mass.—(BUSINESS WIRE)—August 5, 2009—NeuroMetrix, Inc. (Nasdaq: NURO), a health care company transforming patient care through neurotechnology, announced today its financial results for the three- and six-month periods ended June 30, 2009.

Total revenues for the three months ended June 30, 2009, the Company’s second quarter, were $6.8 million, compared with $8.1 million for the second quarter of 2008, representing a decline of 17%. During the three-month periods ended June 30, 2009 and 2008, 90% and 94% of revenues, respectively, were derived from consumables sales, 10% and 6% of revenues, respectively, were derived from medical equipment sales. Medical equipment sales include sales of ADVANCE™ devices and related modules, NC-stat® devices and related modules, and service agreement revenues. Consumables sales include sales of nerve specific electrodes, EMG needles, and other accessories.

Total revenues for the six months ended June 30, 2009 were $13.6 million, compared with $16.9 million for the six months ended June 30, 2008, representing a decline of 19%. During the six month periods ended June 30, 2009 and June 30, 2008, 90% and 93% of revenues, respectively, were derived from consumable sales, 10% and 7% of revenues, respectively, were derived from medical equipment sales.

Gross margin as a percentage of total revenues for the second quarter of 2009 was 71.4%, compared with 71.7% for the second quarter of 2008. The gross margin percentage for the six months ended June 30, 2009 was 71.5% of revenues, compared with 72.6% of revenues for the six months ended June 30, 2008.

The net loss for the second quarter of 2009 was approximately $1.8 million compared with a net loss of approximately $4.9 million for the second quarter of 2008, which included a $1.4 million write-down on an investment in Cyberkinetics Neurotechnology Systems, Inc. (“Cyberkinetics”) and a loss from discontinued operations of $0.7 million. The net loss for the six month period ended June 30, 2009 was $3.0 million compared with a net loss of $15.7 million for the six month period ended June 30, 2008 including a goodwill impairment charge of $5.8 million, a write-down of $2.1 million on our investment in Cyberkinetics and a loss from discontinued operations of $1.4 million.

Basic and diluted net loss per share was $(0.13) for the three months ended June 30, 2009, compared with basic and diluted net loss per share of $(0.36) for the three months ended June 30, 2008. Basic and diluted net loss per share was $(0.22) for the six months ended June 30, 2009, compared with basic and diluted net loss per share of $(1.15) for the six months ended June 30, 2008.

Cash, cash equivalents and short-term investments totaled $15.5 million as of June 30, 2009 compared with $15.9 million and $19.8 million as of March 31, 2009 and December 31, 2008, respectively.

Shai N. Gozani, M.D., Ph.D., NeuroMetrix’s President & CEO commented, “Our revenues in the second quarter of 2009 were down approximately 17% from the same period in 2008 and essentially flat when compared to the first quarter of 2009. We believe that the decrease in our revenues from the prior year period is due to the overall reduction in health care capital purchasing, the continued uncertainty surrounding reimbursement for the NC-stat System, and the 40% reduction in our direct sales force in the second quarter of 2008.”

Dr. Gozani continued, “Consistent with our strategy of diversifying revenue sources, approximately 16% of second quarter 2009 revenues were derived from ADVANCE equipment and consumables sales to peripheral nerve specialists; primarily consisting of neurologists, physical medicine and rehabilitation physicians, and orthopedic surgeons.”

Company to Host Live Conference Call and Webcast

The Company’s management team will host a live conference call and webcast at 10:00 a.m. Eastern time on Wednesday, August 5, 2009 to discuss the Company’s financial results for the three and six month periods ended June 30, 2009. In addition, the Company may answer questions concerning business and financial developments and trends, and other business and financial matters affecting the Company. The conference call may be accessed in the United States by dialing 866-510-0711 and using the confirmation code 32881658. Internationally, the conference call may be accessed by dialing 617-597-5379 and using the same confirmation code. The webcast, along with the earnings press release and accompanying condensed financial statements, will be accessible from the Company’s website at http://www.neurometrix.com under the “Investor Relations” tab and a replay of the webcast will be available on the Company’s website. A replay of the conference call will be available starting two hours after the call by dialing 888-286-8010 domestically and 617-801-6888 internationally. The confirmation code to access the replay is 33502695. The replay will be available for three months after the conference call.

About NeuroMetrix

NeuroMetrix is a science-based health care company transforming patient care through neurotechnology.  We provide innovative products for preservation and restoration of nerve and spinal cord function, and management of pain.  To date, our focus has been primarily on the assessment of neuropathies. Neuropathies affect the peripheral nerves and parts of the spine and are frequently caused by or associated with carpal tunnel syndrome, diabetes, sciatica, and other clinical disorders. We market systems for the performance of nerve conduction studies and needle electromyography procedures. Our product pipeline includes a system designed to deliver pharmacologic agents such as anesthetics and corticosteroids in close proximity to nerves for regional anesthesia, pain control and the treatment of focal neuropathies. We are also developing devices and pharmaceutical agents to treat spinal cord injuries. For more information, visit http://www.neurometrix.com.

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding NeuroMetrix’s or its management’s expectations, hopes, beliefs, intentions or strategies regarding the future. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan,” “hope” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on NeuroMetrix’s current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting NeuroMetrix will be those that NeuroMetrix has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond NeuroMetrix’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with: reimbursement by third party payers to the Company’s customers for procedures performed using the NC-stat System and the ADVANCE System, including the AMA CPT Editorial Panel process and the risk that the reimbursement amount under any new CPT code for nerve conduction studies performed with pre-configured electrode arrays may be lower than the reimbursement amount under existing CPT codes for nerve conduction studies; obtaining necessary regulatory approvals or clearances, including the pending 510(k) filing with the United States Food and Drug Administration (“FDA”) relating to portions of the onCall Information System that are currently in use for the NC-stat System; plus factors described under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 or described in the Company’s other public filings. Should one or more of these risks or uncertainties materialize, or should any of NeuroMetrix’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. NeuroMetrix undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Source: NeuroMetrix, Inc.

Joseph A. Calo

781-314-2775
Acting Chief Financial Officer

neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
		(Consolidated)		(Consolidated)
Revenues:
Medical equipment	$704,803	$512,309	$1,403,772	$1,262,213
Consumables	6,055,616	7,615,491	12,182,225	15,601,278
Total revenues	6,760,419	8,127,800	13,585,997	16,863,491
Cost of revenues	1,934,920	2,302,648	3,875,308	4,618,568
Gross margin	4,825,499	5,825,152	9,710,689	12,244,923
Costs and expenses:
Research and development	1,408,674	1,475,172	2,730,436	2,941,176
Sales and marketing	2,921,094	3,966,170	5,441,608	9,460,132
General and administrative	2,360,143	3,483,614	4,692,233	6,849,989
Charge for impaired goodwill	—	—	—	5,833,464
Total operating expenses	6,689,911	8,924,956	12,864,277	25,084,761
Loss from operations	(1,864,412)	(3,099,804)	(3,153,588)	(12,839,838)
Loss on available-for-sale investment	—	(1,401,146)	—	(2,057,165)
Interest income	63,646	202,560	136,317	493,585
Other income	—	52,500	—	78,750
Loss from continuing operations	(1,800,766)	(4,245,890)	(3,017,271)	(14,324,668)
Loss from discontinued operations	—	(682,048)	—	(1,410,787)
Net loss	$(1,800,766)	$(4,927,938)	$(3,017,271)	$(15,735,455)
Per common share data, basic and diluted:
Loss from continuing operations	$(0.13)	$(0.31)	$(0.22)	$(1.05)
Loss from discontinued operations	—	(0.05)	—	(0.10)
Net loss	$(0.13)	$(0.36)	$(0.22)	$(1.15)
Weighted average number of common shares outstanding, basic and diluted	13,948,138	13,693,449	13,926,502	13,691,792

NeuroMetrix, Inc.

Condensed Balance Sheets

(Unaudited)

	June 30, 2009	December 31, 2008

Assets
Current assets:
Cash and cash equivalents	$5,465,449	$12,302,284
Short-term held-to-maturity investments	9,990,000	7,495,000
Accounts receivable, net	3,469,928	3,660,848
Inventories	5,056,832	5,606,807
Prepaid expenses and other current assets	374,911	313,795
Current portion of deferred costs	180,208	263,755
Total current assets	24,537,328	29,642,489
Restricted cash	408,000	408,000
Fixed assets, net	973,674	1,073,176
Intangible assets, net	315,000	—
Deferred costs	87,794	116,972
Other long-term assets	74,324	137,705
Total assets	$26,396,120	$31,378,342
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,315,605	$201,275
Accrued compensation	1,338,986	1,335,430
Accrued expenses	1,280,712	5,386,699
Current portion of deferred revenue	836,551	1,057,215
Current portion of capital lease obligation	26,147	29,748
Total current liabilities	4,798,001	8,010,367
Deferred revenue, net of current portion	417,885	483,365
Capital lease obligation, net of current portion	49,534	52,059
Total liabilities	5,265,420	8,545,791
Stockholders’ equity
Common stock	1,409	1,386
Additional paid-in capital	113,942,199	112,626,802
Accumulated deficit	(92,812,908)	(89,795,637)
Total stockholders’ equity	21,130,700	22,832,551
Total liabilities and stockholders’ equity	$26,396,120	$31,378,342